[Letter to Institutional Stockholders]

April 8, 2004

Dear

By any measure, the board of directors of Fortune Brands has consistently acted in the best interests of shareholders. For that reason, we hope you’ll consider an affirmative vote for our director nominees at our upcoming annual meeting.

As you may know, proxy advisory firm Institutional Shareholder Services (ISS) disagrees with the position of the Fortune Brands board of directors regarding the maintenance of our shareholder rights plan. Accordingly, based on its guidelines, ISS suggests that you withhold support for our director nominees. Whether or not you agree with the board’s position on this single matter, we hope you will reject the ISS recommendation and independently consider an affirmative vote for the Fortune Brands director nominees. We believe our director nominees merit your support for a host of reasons, including:

•	Company performance.

•	Fortune Brands has delivered:

•	consistently strong earnings per share growth: +131% since 1998.

•	consistently improved returns, including substantial growth in return on invested capital which reached 17% in 2003.

•	consistently higher dividends: increased 11% in 2003 just 3 quarters after an 8% increase.

•	superior long-term share price performance: +53% in 2003; total 3-year return +155% versus -12% for S&P 500.

•	Strong record on corporate governance.

•	Despite a commitment to corporate governance that earned a Corporate Governance Quotient score from ISS exceeding 91% of industry peers, ISS ignores the company’s overall record of responsible corporate governance, which includes:

•	adoption of a three-year independent director evaluation (TIDE) provision to the shareholder rights plan.

•	the independence of our board, 9 of 10 of whom are outside directors.

•	100% independent director membership of the audit, nominating and compensation committees.

•	appointment of an independent lead director and formal adoption of corporate governance principles.

•	Flawed ISS recommendation.

•	Contrary to its own recommendation, an ISS study demonstrated that shareholder rights plans provide value to stockholders.

•	According to the study, a positive correlation exists between strong takeover defenses and several return and performance measures, including 3-, 5- and 10-year returns, return on assets, return on investment and P/E ratio. ISS’s position conflicts with its own analysis.

Thank you for letting us set the record straight. We hope that when you weigh ISS’s recommendation, you’ll keep these facts in mind and consider an affirmative vote for our director nominees. We appreciate the confidence demonstrated by your ownership of Fortune Brands stock.

Sincerely,